EXHIBIT 99.1

Jones Soda Reports Third Quarter 2024 Results

SEATTLE, Nov. 13, 2024 (GLOBE NEWSWIRE) -- Jones Soda Co. (CSE: JSDA, OTCQB: JSDA) (“Jones” or the “Company”), a beverage innovation company focused on developing, marketing and distributing cutting edge consumer drink and wellness products as well as leading brands in the cannabis infused beverage category space, announced its financial results for the third quarter ended September 30, 2024.

Third Quarter 2024 Financial Summary vs. Year-Ago Quarter

  Revenue was $4.2 million compared to $4.5 million. The third quarter of 2024 included approximately $800,000 in revenue from the Company’s Mary Jones business compared to approximately $220,000 in the third quarter of 2023.
  Gross margin was 21.2% compared to 32.9% in the prior year quarter.
  Net loss was $2.6 million, or $(0.02) per share, compared to a net loss of $0.9 million, or $(0.01) per share.
  Adjusted EBITDA1 was $(2.2) million compared to $(0.9) million.

Management Commentary

“Our third quarter did not meet our internal expectations, and we have taken immediate action to correct our trajectory,” said Paul Norman, Chairman of the Board and Interim Chief Executive and Financial Officer of Jones. “The third quarter results were negatively impacted by a Canadian distributor transition, the loss of a discount retail customer in the U.S., and a slower than expected ramp up with our HD9 distribution network. In addition, we incurred more operating expenses than we had initially budgeted. We have taken corrective actions to improve and align our cost structure, adjust our Canadian distribution model and have added more HD9 distributors in the fourth quarter.

“I, along with the rest of the board, remain committed to building off the momentum we’ve created over the last year and delivering tangible revenue growth, both from the recent innovative products we’ve invested in and our legacy product lines. In the near-term, we are improving our overall operational rigor and working to drive both innovation and sales growth while we execute our search for several key executives. We are maintaining our strategic focus on building a scalable and resilient business model that we believe will position Jones for sustainable profitable growth in the future. Delivering shareholder value is our top priority, and we are confident in our ability to improve the organization and business model.”

Third Quarter 2024 and Recent Activity Update

Jones Soda Beverage Products

  Debuted limited edition s’mores special release flavor – “Campfire in a Bottle” – at Kroger and other U.S. grocery chains in single bottles, 4-packs, 12-packs, and 24-packs.
  Introduced Pop Jones, an all-natural prebiotic beverage, that is available in five Jones-original flavors containing just 30 calories per 12 ounce can and marks Jones’ debut in the functional beverage category.
  Announced three limited-edition flavors for Halloween 2024 – Blood Sucker, Zombie Juice, and Ghoulish Grape.
  Created a new, Latin-inspired beverage line – Fiesta Jones – tailored to convenience stores and available in flavors including Watermelon Strawberry, Mango Passion Fruit, Coconut Lime, and Guava Berry.
  Introduced the Jones Soda 2024 Advent Calendar package that will yield treats ranging from full-sized Jones beverages to Jones-branded shirts, beanies, and other merch every day for 24 days.

Mary Jones Products

  Launched HD9 Cola and Zero Cola in September 2024, bringing the world’s favorite soft drink flavor to the cannabis category in 12 ounce cans with either 5mg or 10mg of infused THC.
  Awarded the “Best D9 THC-Infused Soda” in the 2024 Benzinga Hemp Beverage Competition, earning top honors for its HD9 Root Beer and a runner-up spot for its HD9 Berry Lemonade.

Third Quarter 2024 Financial Results

Revenue in the third quarter of 2024 was $4.2 million compared to $4.5 million in the prior year period. The decline in revenue was primarily attributable to a reduced sales volumes as a result of a Canadian distributor transition and the loss of a discount retail customer in the U.S. Additionally, the ramp up of HD9 distributors has taken longer than expected. This decline in revenue was partially offset by a year-over-year increase in sales from the Company’s Mary Jones brand. Mary Jones generated approximately $800,000 in revenue in the third quarter of 2024 compared to approximately $220,000 in revenue in the third quarter of 2023.

Gross margin was 21.2% for the third quarter of 2024 compared to 32.9% in the year-ago period. This decrease was primarily driven by a one-time trade spend adjustment associated with a distributor transition in Canada as well as an unfavorable product mix.

Total operating expenses in the third quarter of 2024 were $3.5 million compared to $2.4 million in the year-ago period. The increase was primarily a result of increased spending on product innovation and the associated marketing initiatives to support the Company’s product expansion. Additionally, the Company did incur a higher amount of legal expenditures related to its Mary Jones business than it did one year ago.

Net loss for the third quarter of 2024 was $2.6 million, or $(0.02) per share, compared to a net loss of $0.9 million, or $(0.01) per share, in the third quarter of 2023. The increase in net loss was primarily attributable to a decline in gross profit combined with an increase in total operating expenses to support the Company’s growth plans.

Adjusted EBITDA1 was $(2.2) million in the third quarter of 2024 compared to $(0.9) million in the third quarter of 2023.

At September 30, 2024, cash and cash equivalents totaled $2.7 million compared to $1.5 million at June 30, 2024, and $3.9 million at December 31, 2023. The increase in cash and cash equivalents compared to the second quarter of 2024 was primarily a result of the Company successfully raising $3.7 million in net proceeds through a private placement in August 2024.

On November 12, 2024 November 12, 2024, the Board of Directors of the Company appointed Paul Norman as the Company’s Interim Chief Financial Officer, replacing Ronald Dissinger, who had served as Interim Chief Financial Officer since the resignation of Joe Culp on November 4, 2024.

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1 Adjusted EBITDA is defined as net income (loss) from operations before interest expense, interest income, taxes, depreciation, amortization and stock-based compensation and is a non-GAAP measure (reconciliation provided below).

Conference Call

Jones Soda will hold a conference call today at 4:30 p.m. Eastern Time to discuss its financial and operational results for the third quarter ended September 30, 2024.

Chairman of the Board and Interim Chief Executive and Financial Officer Paul Norman will host the conference call.

Date: Wednesday, November 13, 2024
Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)
Toll-free dial-in number: 1-877-407-0784
International dial-in number: 1-201-689-8560
Conference ID: 13744442

Please call the conference telephone number five minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting to the call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through November 27, 2024.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13744442

About Jones Soda Co.

Jones Soda Co.® (CSE: JSDA, OTCQB: JSDA) is a leading developer of sodas and cannabis-infused beverages known for their premium taste, unique flavors and unconventional brand personality. Launched in 1996 as the original craft soda brand, the Company today markets a diverse portfolio of sodas, mixers and wellness beverages under the Jones® Soda brand as well as a line of award-winning cannabis beverages and edibles leveraging Jones' trademark flavors under the Mary Jones brand. The Company is headquartered in Seattle, Washington. For more information, visit www.jonessoda.com, www.myjones.com, or https://gomaryjones.com.

Presentation of Non-GAAP Information

This press release contains disclosure of the Company's Adjusted EBITDA which is not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense and income, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss under “Jones Soda Co. Non-GAAP Reconciliation” at the end of this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which management evaluates the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and provide supplemental information regarding the Company’s current ability to generate cash flow. Adjusted EBITDA is not intended to be considered in isolation or as a replacement for, or superior to Net Loss as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

Forward-Looking Statements Disclosure

This press release contains certain forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results, including its financial condition and results of operations, include, among others: its ability to successfully execute on its growth strategies and operating plans for the future; the Company’s ability to continue to develop and market THC/CBD-infused and/or cannabis-infused beverages and edibles as well as new innovative products under the Jones Soda brand, and comply with the laws and regulations governing cannabis, hemp or related products, and the timing and costs of the development of these new product lines; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations; the Company’s ability to create and maintain brand name recognition and acceptance of its products; the Company’s ability to adapt and execute its marketing strategies; the Company’s ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally and in the craft beverage segment specifically; the Company’s ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages (including the imposition of taxes); its ability to develop and launch new products and to maintain brand image and product quality; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage inventory levels and maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors and to manage factors affecting its supply chain; its ability to attract, retain and motivate key personnel and to find a permanent Chief Executive Officer and Chief Financial Officer; its ability to protect its intellectual property; the impact of litigation and the Company’s ability to comply with applicable regulations; its ability to maintain an effective information technology infrastructure, fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to access the capital markets for any future equity financing; the Company’s ability to maintain disclosure controls and procedures and internal control over financial reporting; dilutive and other adverse effects from future potential securities issuances; and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission (“SEC”) on April 1, 2024 and in the other reports filed with the SEC since that that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Company Contact:
Paul Norman
Board Chairman, Interim CEO and CFO
1-206-624-3357

Investor Relations Contact:
Cody Cree
Gateway Group, Inc.
1-949-574-3860
JSDA@gateway-grp.com

JONES SODA CO. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data) (Unaudited)

	September 30, 2024	December 31, 2023
ASSETS	(In thousands, except share data)
Current assets:
Cash and cash equivalents	$2,685	$3,867
Accounts receivable, net of allowance of $54 and $260, respectively	2,851	2,118
Inventory	4,773	2,392
Prefunded insurance premiums from financing		357
Prepaid expenses and other current assets	1,366	861
Total current assets	11,675	9,595
Other assets	71	174
Fixed assets, net of accumulated depreciation of $393 and $366, respectively	122	137
Total assets	$11,868	$9,906
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,738	$716
Accrued expenses	2,352	1,283
Insurance premium financing		357
Taxes payable	1	-
Total current liabilities	5,091	2,356
Total liabilities	5,091	2,356
Shareholders’ equity:
Common stock, no par value:
Authorized — 800,000,000 issued and outstanding shares — 115,867,660 shares and 101,258,135 shares, respectively	94,908	90,273
Accumulated other comprehensive income	271	331
Accumulated deficit	(88,402)	(83,054)
Total shareholders’ equity	6,777	7,550
Total liabilities and shareholders’ equity	$11,868	$9,906

JONES SODA CO. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)

Revenue	$4,211	$4,497	$16,367	$13,173
Cost of goods sold	3,317	3,017	11,020	8,999
Gross profit	894	1,480	5,347	4,174
Gross profit %	21.2%	32.9%	32.7%	31.7%

Operating expenses:
Selling and marketing	1,644	1,154	5,064	3,266
General and administrative	1,867	1,270	5,636	4,234
	3,511	2,424	10,700	7,500
Loss from operations	(2,617)	(944)	(5,353)	(3,326)
Interest income	7	20	18	38
Interest expense	(10)	-	(17)	-
Other income (expense), net	(3)	(2)	30	(3)
Loss before income taxes	(2,623)	(926)	(5,322)	(3,291)
Income tax expense, net	(5)	(8)	(26)	(30)
Net loss	$(2,628)	$(934)	$(5,348)	$(3,321)

Net loss per share - basic and diluted	$(0.02)	$(0.01)	$(0.05)	$(0.03)
Weighted average common shares outstanding - basic and diluted	111,244,803	101,090,744	105,015,962	100,809,838

JONES SODA CO. NON-GAAP RECONCILIATION (Unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
GAAP net income (loss)	$(2,628)	$(934)	$(5,348)	$(3,321)
Stock based compensation	367	68	986	608
Interest income	(7)	(20)	(18)	(38)
Interest expense	10	-	17	-
Income tax expense, net	5	8	26	30
Depreciation and Amortization	14	15	41	45
Non-GAAP Adjusted EBITDA	$(2,239)	$(863)	$(4,296)	$(2,676)